Exhibit 10.9

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Execution Version

LAND O’ LAKES TRANSITIONAL SALES AGREEMENT

THIS LAND O’ LAKES TRANSITIONAL SALES AGREEMENT (“Agreement”), dated August 1, 2012, but effective as of the Effective Date (as defined below), is by and between WWF Operating Company, a Delaware corporation (f/k/a WhiteWave Foods Company), on the one hand (“Buyer”) and Morningstar Foods, LLC, a Delaware limited liability company, on the other hand (“Seller”).

RECITALS

A. Seller currently manufactures and packages certain products under the Land O’ Lakes label and sells such products to Buyer pursuant to the co-packing agreement between Seller and Buyer (the “Co-Packing Agreement”).

B. Buyer currently distributes and sells such Land O’ Lakes products to club stores and other customers, and Buyer and Seller intend to transition such business entirely to Seller’s order to cash system and wish to enter into this Agreement to evidence their agreement that Buyer will remit to Seller the profit associated with the sale of such products to customers until such transition is completed.

C. Seller and Buyer have negotiated this Agreement in anticipation of the initial public offering by Dean Foods Company of equity interests in Buyer, and Seller and Buyer intend that this Agreement shall become effective immediately upon the earlier of (i) the date such transaction is consummated, (ii) January 1, 2013 or (iii) such earlier date that is mutually agreed to among the parties hereto, in each case without any further action required by either party hereto (such earlier date and the corresponding effective date of this Agreement, the “Effective Date”); provided, that notwithstanding the foregoing the Effective Date may not occur until Buyer obtains any approvals from Land O’ Lakes, Inc. required under that certain License Agreement between Land O’ Lakes, Inc., Buyer and Dean Foods Company (as amended, the “License Agreement”).

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties do hereby agree as follows:

1. Products. The products covered by this Agreement are limited to Land O’ Lakes aerosol products and Land O’ Lakes Dairy Ease lactose free milk products that are currently manufactured by Seller under the Co-Packing Agreement (the “Products”).

2. Term. The initial term of this Agreement shall begin on the Effective Date and extend until the earlier of (i) the fifteen (15) month anniversary of the Effective Date or (ii) the date that the sales of all such Products have transitioned from Buyer’s order to cash system to Seller’s order to cash system (such period, the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive six (6) month renewal terms unless either party delivers written notice of its intention to terminate this Agreement at least ninety (90) days prior to the end of the then current term. The Initial Term and all extensions, if any, shall constitute the “Term” of this Agreement, subject to earlier termination as provided herein. Any transition of the sales of such Products will be mutually agreed upon in writing between Buyer and Seller and conducted on an orderly basis.

3. Transitional Sales Services; Trade and Broker Commissions; Payment Terms; Limited Audit Rights.

A. Transitional Sales Services. During the entire Term, to the extent that the price at which Buyer sells a Product to a Buyer customer exceeds the price at which Buyer purchased such Product from Seller under the Co-Packing Agreement (the “WW Cost”), then Buyer shall remit to Seller with respect to each such Product a net amount equal to (i) the total amount collected by Buyer from such customer for such Product, minus (ii) the WW Cost for such Product, minus (iii) Buyer’s cost to administer such sale, which shall include trade, broker commissions, resupply costs and distribution costs, as applicable. Buyer shall provide Seller with documentation reasonably sufficient to support the amounts Buyer is required to remit to Seller hereunder, including all information required for Seller to reflect the financial impact of the sale of such Products to customers in Seller’s financial statements. All documentation required to be delivered to Seller by Buyer hereunder shall be delivered to Seller on or prior to the [**] business day following the end of the calendar month in which the applicable Product was shipped.

B. Trade and Broker Commissions. For the time that an applicable customer remains on Buyer’s order to cash system, Buyer will continue to administer all current trade or similar allowances offered by Buyer to such customer purchasing Products and will pass through such costs to Seller in accordance with Section 3(A) above. Upon expiration of such trade or similar allowances with current customers or with respect to future customers, Seller will negotiate the terms of the allowance directly with such customers and will be fully liable for the expense of such deals, and Seller will notify Buyer of the details of such allowance where necessary. In accordance with current practices and for the time that an applicable customer remains on Buyer’s order to cash system, Buyer will continue to administer broker commissions required to serve such customers until the transition contemplated hereby is complete and will pass through such costs to Seller in accordance with Section 3(A) above. Upon expiration of broker arrangements with Buyer, Seller will negotiate the terms of any broker commissions directly with such broker and will be fully liable for the expense of such deals, and Seller will notify Buyer of the details of such deals where necessary.

C. Payment Terms. All amounts required to be remitted by Buyer to Seller hereunder shall be paid on or prior to the [**] day of the calendar month following the calendar month in which the applicable Product was shipped.

D. Non-Payment. In addition to any other rights and remedies Seller may have with respect to Buyer’s failure to fully and timely remit any amounts due hereunder, any amounts not paid when due shall be subject to an interest charge of [**] percent ([**]%) per month computed from the applicable due date or the maximum rate legally permitted, whichever is less.

E. Limited Audit Rights. Seller may engage a third party independent accounting firm of national recognition mutually acceptable to, and agreed to in writing between, Buyer and Seller (such firm, the “Auditor”) to audit for the Term of the Agreement (i) the total amount collected by Buyer from customers for Products hereunder, (ii) resupply and distribution costs, (iii) trade and (iv) broker commissions. Buyer shall give the Auditor reasonable access to relevant business records related to this Agreement, and the Auditor shall not unreasonably disrupt the business of Buyer. Seller shall pay all fees and costs of the Auditor.

4. Representations and Warranties. Each party represents and warrants to the other party that, except for approvals that may be required under the License Agreement, (i) it has full power, authority and capacity to enter into this Agreement and to perform all its obligations hereunder, and (ii) it is not bound by any other agreement, arrangement, judgment or order which would be violated as a result of its entering into this Agreement or performing any of its obligations hereunder.

5. Indemnities.

A. Seller Indemnity. Seller shall indemnify, defend and hold harmless Buyer and its parent companies and each of their subsidiaries and affiliates, and each of their respective officers, directors, employees, agents, representatives and shareholders, predecessors and successors, from and against any and all claims, demands, causes of action, damages, losses, liabilities, judgments, costs, fees and expenses (including, without limitation, reasonable costs and expenses of investigation and settlement and reasonable attorneys’ fees and expenses) (collectively, “Losses”), to the extent arising out of or relating to any breach by Seller of its representations, warranties, covenants or obligations set forth in this Agreement. Such indemnification obligations shall survive the expiration or termination of this Agreement for any reason.

B. Buyer Indemnity. Buyer shall indemnify, defend and hold harmless Seller and its parent companies and each of their subsidiaries and affiliates, and each of their respective officers, directors, employees, agents, representatives and shareholders, predecessors and successors, from and against any and all Losses, to the extent arising out of or relating to (i) any breach by Buyer of its representations, warranties, covenants or obligations set forth in this Agreement and/or (ii) the distribution, sale, advertisement, storage or transportation of Products after the time that title to such Products has passed to Buyer. Such indemnification obligations shall survive the expiration or termination of this Agreement for any reason.

6. Force Majeure. In the event a party is prevented from performing any of its obligations under this Agreement by circumstances beyond its reasonable control occurring after the date hereof, including without limitation, fire, explosion, flood, drought, blackout, closure of borders, riots, sabotage, embargo, terrorism, war or other hostilities, domestic or foreign governmental acts or changes in law, accident, equipment failure, inability in obtaining facilities or supplies, or labor dispute including a strike or lockout (each a “Force Majeure Event”), such party’s obligations shall be temporarily suspended, without liability to the other party, to the extent of such inability to perform; provided, however that a party shall not be relieved of its obligation to make payments as and when due. A party affected by a Force Majeure Event shall give written notice to the other party of the occurrence of such Force Majeure Event as soon as commercially practicable.

7. Confidentiality. During the course of their business relationship, each party may disclose to the other party certain information which the disclosing party considers proprietary and confidential, including but not limited to the terms of this Agreement as well as information concerning manufacturing and processing methods, business and technology plans, distribution strategies, sales, costs, pricing, marketing, customers, Sellers and research and development (collectively, “Confidential Information”). For purposes hereof, information that is already in the public domain or known by the receiving party at the time of disclosure by the disclosing party, or subsequently becomes available to the public or known by the receiving party without any breach of this Section, shall not be considered to be Confidential Information. The parties each agree that all Confidential Information shall be used by the receiving party solely for the purposes contemplated by this Agreement, shall be kept strictly confidential and shall not, without the disclosing party’s prior written consent, be disclosed by the receiving party in any manner whatsoever, except as required to comply with applicable laws or regulations, or with a court or administrative order, subpoena, civil investigative demand or other legal process. The receiving party shall be liable for any failure of its employees, agents or representatives to comply with the confidentiality obligations set forth in this Section. The confidentiality obligations set forth in this Section shall expire [**] years following the expiration or termination of this Agreement.

8. Termination Rights.

A. Termination Due To Breach. Without prejudice and in addition to all other lawful rights and remedies, each party shall have the right to terminate this Agreement upon written notice to the other party if such other party materially breaches any of its representations, warranties, covenants or obligations set forth in this Agreement, and such failure has not been cured within [**] days of receiving written notice from the non-defaulting party reasonably describing such breach.

B. Termination Due To Financial Condition. Without prejudice and in addition to all other lawful rights and remedies, each party shall have the right to terminate this Agreement upon written notice to the other party in any of the following events, each of which constitutes good cause for termination (i) such other party files a petition for bankruptcy or is otherwise adjudicated bankrupt, (ii) a petition for bankruptcy is filed against such other party and such petition is not dismissed within 90 days, and/or (iii) such other party becomes insolvent, discontinues its business or voluntarily submits to, or is ordered by any applicable federal bankruptcy court to undergo, liquidation pursuant to any applicable bankruptcy laws.

C. Termination By Mutual Written Consent. Without prejudice and in addition to all other lawful rights and remedies, the parties hereto may terminate this Agreement at any time for any reason by mutual written consent.

9. Assignment. This Agreement shall not be assigned, in whole or in part, by either party without the written consent of the other party; provided, however, that such consent shall not be unreasonably withheld. For purposes of example only and not of limitation, it is agreed that Seller’s consent shall be deemed to be reasonably withheld in the event that the proposed assignee, in Seller’s reasonable opinion, competes with or may compete with Seller or any direct or indirect subsidiary or affiliate of Seller. Notwithstanding the foregoing, this Agreement may be assigned by Seller without limitation or consent to any direct or indirect subsidiary or affiliate of Seller or to a successor to the business serviced by this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and permitted assigns. Without limiting the provisions set forth above, if Buyer sells or otherwise transfers to a third party all or any portion of the business serviced by this Agreement, then at Seller’s option, Buyer shall require the purchaser or transferee to assume the obligations of Buyer under this Agreement with respect to the applicable business.

10. Notices. All notices required by this Agreement shall be in writing and shall be deemed served as of the date received, and shall be personally delivered or sent either by registered or certified mail, return receipt requested, or by nationally recognized overnight courier, addressed to the parties at the following addresses:

If to Buyer:

Morningstar Foods, LLC

2711 North Haskell Avenue, Suite 3400

Dallas, TX 75204

Attention: General Counsel

If to Seller:

WWF Operating Company

2711 North Haskell Avenue, Suite 3400

Dallas, TX 75204

Attention: General Counsel

Either party hereto may from time to time change its address for notification purposes by giving the other party prior written notice of the new address and the date upon which it will become effective.

11. Miscellaneous.

A. Applicable Laws. This Agreement, and all controversies, claims and disputes arising out of or relating to this Agreement or either party’s performance under this Agreement, including claims for breach of contract and related causes of action, shall be governed by the laws of the State of Delaware, without reference to its choice of law principles.

B. No Waiver; Remedies Cumulative. No delay or omission by either party in exercising any right or power hereunder will impair such right or power or be construed to be a waiver thereof. A waiver by either party of any provision hereof or of any breach hereunder must be in a writing signed by the waiving party and will not be construed to be a waiver of any prior or subsequent breach of such provision or of any other provisions herein contained. Except as otherwise provided in this Agreement, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

C. No Consequential Damages. Notwithstanding any other provision set forth in this Agreement, in no event (including, without limitation, any termination of this Agreement with or without cause) will either party be liable to the other party for any indirect, special or consequential damages whatsoever, (including, without limitation, lost profits) arising out of or relating to this Agreement or either party’s performance under this Agreement.

D. Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the final agreement between the parties relating to the matters contained in this Agreement and is the complete and exclusive expression of the parties’ agreement on such matters. All prior and contemporaneous negotiations and agreements between the parties on matters contained in this Agreement, whether oral or written, are expressly merged into and superseded by this Agreement. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or prior course of dealings except to the extent, and solely to the extent, the Agreement expressly requires the parties to act and/or provide products or services in a manner consistent with the past practices of the parties. In entering into this Agreement, neither party has relied upon any statement, representation, warranty or agreement of the other party except for those expressly contained in this Agreement.

E. Amendments. This Agreement may not be amended, supplemented or modified in any respect without further written agreement of both parties referencing this Agreement, signed by their respective authorized representatives. If any operating standards, procedures or manuals or any other documents of either party (or if form language in either party’s forms such as purchase orders, bills of lading and the like), regardless of whether signed by a representative of the other party, contain any provisions that purport to impose obligations on the other party not imposed by this Agreement, such provisions shall be null and void and have no force or effect.

F. Severability. In case any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, any other provision in this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Such invalid, illegal or unenforceable provisions shall be given effect to the maximum extent permitted by law.

G. Counterparts; Signatures. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument. A signature transmitted by facsimile or other electronic means shall have the same force and effect as an original signature.

H. Headings; Construction. The headings contained herein are for convenience of reference only and shall not be deemed to limit or affect the subject matter contained herein. The parties have jointly prepared this Agreement and the terms hereof shall not be construed in favor or against any party on account of its participation in such preparation. As used in this Agreement, the singular form shall include the plural, and vice versa, when the context so requires.

I. Compliance With Laws. Each party shall comply with all federal, state and local laws, rules and regulations that apply to its performance hereunder and/or to its handling, distribution, sale or resale of the Products purchased hereunder, including without limitation, possessing and maintaining all necessary permits and licenses.

J. Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or either party’s performance under this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ and experts’ fees and expenses and other costs reasonably incurred by the prevailing party in enforcing its rights under this Agreement.

K. No Release; Survival of Obligations. No expiration or termination of this Agreement shall release either party from any obligation accrued prior to the date of such expiration or termination or from any obligations surviving the expiration or termination of this Agreement. Without limiting the generality of the foregoing, it is specifically acknowledged and agreed that the provisions contained in each of the following Sections shall survive the expiration or termination of this Agreement: Section 4, Representations and Warranties; Section 5, Indemnities; Section 7, Confidentiality (but only for a period of [**] years as described in such Section); and Section 11, Miscellaneous.

L. WAIVER OF JURY TRIAL. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EITHER PARTY’S PERFORMANCE UNDER THIS AGREEMENT. THIS WAIVER APPLIES TO ANY LITIGATION, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED ADVICE OF COMPETENT COUNSEL WITH RESPECT TO THE WAIVER CONTAINED IN THIS SECTION.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their proper and duly authorized representatives as of the date first set forth above.

“SELLER”		“BUYER”

MORNINGSTAR FOODS, LLC		WWF OPERATING COMPANY

By:	/s/ Kevin C. Yost	By:	/s/ Blaine McPeak
Name:	Kevin C. Yost	Name:	Blaine McPeak
Title:	President	Title:	President